EXHIBIT 5.2

Richard DiStefano 212 440 4455 richard.distefano@bipc.com	640 Fifth Avenue 9th Floor New York, NY 10019-6102 T 212 440 4400 F 212 440 4401

October 10, 2018

Intellipharmaceutics International Inc.
30 Worcester Road
Toronto, Ontario
Canada M9W 5X2

Re: Intellipharmaceutics International Inc. Registration Statement on Form F-1, as Amended

Ladies and Gentlemen:

We are acting as United States securities counsel to Intellipharmaceutics International Inc., a corporation incorporated under the laws of Canada (the “Company”), in connection with its registration statement on Form F-1, as amended (File No. 333-227448) (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the proposed public offering of up to: $13,800,000 of units (the “Units”) (each consisting of a common share, no par value, of the Company (a “Common Share”) and a warrant to purchase one Common Share); Common Shares (the “Shares”) and warrants to purchase Common Shares (the “Warrants”) and the Common Shares issuable from time to time upon exercise of the Warrants (the “Warrant Shares”); $13,662,000 of pre-funded units (the “Pre-Funded Units”) (each consisting of a pre-funded warrant to purchase one Common Share (each, a “Pre-Funded Warrant” and collectively, the “Pre-Funded Warrants”) and one Warrant), and $13,800,000 of Common Shares issuable from time to time upon exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”; and collectively with the Units, Shares, Warrants, Warrant Shares, Pre-Funded Units and Pre-Funded Warrants, the “Securities”), $138,000 of warrants to purchase Common Shares (the “Wainwright Warrants”) and $1,035,000 of Common Shares issuable upon exercise of the Wainwright Warrants (the “Wainwright Warrant Shares”). The Securities and the Wainwright Warrants will be sold pursuant to an Underwriting Agreement (the “Underwriting Agreement”) between the Company and H.C. Wainwright & Co., LLC (“Wainwright”). As noted in the Registration Statement, for each Pre-Funded Unit sold, the number of Units sold will be decreased on a one-for-one basis. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

Intellipharmaceutics International Inc.
October 10, 2018
Page - 2 -

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of the documents submitted to us, the authenticity of the original documents submitted to us, and the conformity to authentic original documents of the documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing. We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of Canada. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of Canada, we have relied upon the opinion of Gowling WLG (Canada) LLP, dated the date hereof, being filed as an exhibit to the Registration Statement.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Underwriting Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Securities and the Wainwright Warrants pursuant to the terms of the Underwriting Agreement, and (iv) receipt by the Company of the consideration for the Securities, the Wainwright Warrants and the Wainwright Warrant Shares, as applicable, specified in the resolutions of the Board of Directors of the Company:

(a) The Warrants and Pre-Funded Warrants, when issued and sold in accordance with the Underwriting Agreement and duly executed and delivered by the Company to the purchasers thereof against payment therefor, will constitute valid and legally binding obligations of the Company; and

(b) The Wainwright Warrants, when issued and sold in accordance with the Underwriting Agreement and duly executed and delivered by the Company to Wainwright in accordance with the Underwriting Agreement, will constitute valid and legally binding obligations of the Company.

Intellipharmaceutics International Inc.
October 10, 2018
Page - 3 -

The opinions expressed above with respect to the validity and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the Warrants, Pre-Funded Warrants or Wainwright Warrants, as applicable, are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Respectfully submitted,

BUCHANAN INGERSOLL & ROONEY PC

By: /s/ Richard DiStefano, a Shareholder